NEWS RELEASE

For immediate release Thursday, April 20, 2000

COACHMEN INDUSTRIES RESPONDS TO THOR INDUSTRIES' LETTER TO COACHMEN'S
SHAREHOLDERS

ELKHART, INDIANA--Coachmen Industries, Inc. (NYSE:COA) today confirmed it received a copy of Thor Industries' letter to Coachmen's shareholders released this morning.

It is Coachmen's belief that Thor Industries has commenced a process to disrupt the upcoming Annual Shareholders meeting in support of its attempt to acquire Coachmen Industries, Inc.

Please recognize this for what it is, part of an orchestrated campaign to stampede the shareholders and the Board of Directors into accepting Thor's proposal.

The Coachmen Board of Directors has scheduled a Special Meeting to consider the Thor proposal on Wednesday, April 26. After the meeting, the Board will advise shareholders of its decision and recommendations. Coachmen's shareholders are urged to refrain from any action in response to Thor's recent request until after they have an opportunity to consider the Board's recommendation.

Coachmen Industries, Inc. is one of the nation's leading producers of recreational vehicles. The Company also is the largest producer of modular homes in the U.S., with five different locations operating under the widely respected name of All American Homes. The Company is publicly held with stock listed on the New York Stock Exchange (NYSE) under the COA symbol.

For more information:
Steve Bruce or Mary Beth Kissane
Abernathy MacGregor Group
212-371-5999

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